Citizens Financial Services, Inc. S-4

Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

—————

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 8, 2015

The Board of Directors

Citizens Financial Services, Inc.

15 South Main Street

Mansfield, Pennsylvania 16933

To the Members of the Board of Directors:

We have acted as special counsel to Citizens Financial Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 336,685 shares of common stock, par value $1.00 per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the Commonwealth of Pennsylvania.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger by and among Citizens Financial Services, Inc., First Citizens Community Bank and The First National Bank of Fredericksburg, dated as of June 30, 2015, will have been duly authorized, validly issued, fully paid and non-assessable.

Citizens Financial Services, Inc.

September 8, 2015

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of state securities or “blue-sky” laws of any jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the joint proxy statement/prospectus which is part of such Registration Statement.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC